Exhibit 23.1

W.T. Uniack & Co., CPAs, P.C.
1003 Weatherstone Pkwy # 320
Woodstock, GA 30188
770-592-3233

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of Baeta Corp. on Form S-1 and our report dated July 1, 2009, with respect to our audit of the financial statements of Baeta Corp., Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007, which report appears with those financial statements referred to above.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ W. T. Uniack & Co. CPA’s P.C.

Alpharetta, Georgia
September 25, 2009